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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LinkedIn Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
www.linkedin.com

To the Stockholders of LinkedIn Corporation:

        You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of LinkedIn Corporation ("LinkedIn" or the "Company") to be held on June 9, 2016, at 10:00 a.m. Pacific Time, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043. At the Annual Meeting, we will ask you to consider the following proposals:

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  to elect two Class II directors;

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  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016; and

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  to consider a stockholder proposal regarding a report to stockholders on plans to increase racial and gender diversity on our Board, if properly presented at the meeting.

        Stockholders of record as of April 12, 2016 may vote at the Annual Meeting.

        Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.

Sincerely,

Reid Hoffman Chair of the Board of Directors	A. George "Skip" Battle Lead Independent Director	Jeffrey Weiner Chief Executive Officer

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
www.linkedin.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2016

        On June 9, 2016, LinkedIn Corporation will hold its 2016 Annual Meeting of Stockholders at 10:00 a.m. Pacific Time. The meeting will be held at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043 for the following purposes:

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  to elect A. George "Skip" Battle and Michael J. Moritz as Class II directors;

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  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016;

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  to consider a stockholder proposal regarding a report to stockholders on plans to increase racial and gender diversity on our Board, if properly presented at the meeting; and

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  to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

        More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of the Annual Meeting.

        Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

By order of the Board of Directors,

Michael J. Callahan Senior Vice President, General Counsel & Secretary

Mountain View, California
April 22, 2016

        YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

i

LINKEDIN CORPORATION
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

        LinkedIn's Board of Directors (the "Board") is providing these proxy materials to you for use in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 9, 2016 at 10:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043. Stockholders of record as of April 12, 2016 (the "Record Date") are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

        A Notice of Internet Availability (the "Notice") was first mailed on or about April 26, 2016 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements, were first made available on the Internet on or about April 26, 2016. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, California 94043, and our telephone number is (650) 687-3600. We maintain a website at www.linkedin.com. The information on our website is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING

        Q:    What is the purpose of the Annual Meeting?

        A:    For stockholders to vote on the following proposals:

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    to elect A. George "Skip" Battle and Michael J. Moritz as Class II directors;

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    to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016;

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    to consider a stockholder proposal, brought by the Comptroller of the State of New York that asks the Board to report to stockholders on plans to increase gender and racial diversity on our Board (the "Stockholder Proposal"); and

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    to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

        Q:    How does the Board of Directors recommend I vote on these proposals?

        A:    The Board recommends that you vote:

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    FOR the election of A. George "Skip" Battle and Michael J. Moritz as Class II directors;

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    FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016; and

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    The Board makes no recommendation regarding the Stockholder Proposal.

        Q:    What can you tell me about the Stockholder Proposal?

        A:    A stockholder proposal, brought by the Comptroller of the State of New York as the trustee of the New York State Common Retirement Fund (the "Fund"), asks the Board to report to stockholders on plans to increase gender and racial diversity on the Board. It is the same stockholder proposal that was brought before our 2015 Annual Meeting of Stockholders by the Fund. It was not approved at that meeting.

        The Board has included a statement regarding board diversity immediately following the Stockholder Proposal on page 24 of this proxy statement.

        Q:    Why did I receive a one-page notice in the mail about the Internet availability of proxy materials instead of a full set of printed proxy materials?

        A:    Under Securities and Exchange Commission (the "SEC") rules, we make our proxy materials available via the Internet. Instead of mailing printed copies of the proxy materials to all of our stockholders, the SEC rules allow us to send you, our stockholders as of the Record Date, a Notice containing instructions on how to access the proxy materials via the Internet and how to request a printed copy by mail if you prefer. Sending you the Notice and using the Internet instead of mailing printed proxy materials also saves costs and natural resources.

        Q:    Who is making this solicitation?

        A:    LinkedIn's Board is asking you for your proxy to vote at the Annual Meeting.

        Q:    Who is entitled to vote at the meeting?

        A:    Stockholders Entitled to Vote.    Stockholders who our records show owned shares of either class of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 117,986,490 shares of LinkedIn Class A common stock ("Class A Common Stock") issued and outstanding, which were held of record by approximately 333 stockholders, and a total of 15,559,383 shares of LinkedIn Class B common stock ("Class B Common Stock") issued and outstanding, which were held of record by approximately 14 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. Each share of Class A Common Stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to ten votes on each proposal. The Class A Common Stock and Class B Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. The Class A Common Stock and Class B Common Stock, together, are referred to in this proxy statement as the "Common Stock."

        Registered Stockholders.    If your shares are registered directly in your name with LinkedIn's transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by LinkedIn. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

        Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

        Q:    Can I attend the meeting in person?

        A:    Yes. You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver's license or passport, as well as proof of share ownership, such as a broker statement or legal proxy. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

        Q:    How can I get electronic access to the proxy materials?

        A:    The Notice provides you with instructions about how to:

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    view our proxy materials for the Annual Meeting via the Internet; and

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    request that we send our future proxy materials to you by mail or by email.

        By accessing the proxy materials via the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders' meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

        Q:    How can I vote my shares?

        A:    Registered Stockholders:    Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

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    By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

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    By Telephone. Call the toll-free telephone number in the Notice and follow the recorded instructions; or

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    By Internet. Access LinkedIn's secure website registration page via the Internet, as identified in the Notice, and follow the instructions.

        Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m. Eastern Time on June 8, 2016.

        Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

        Street name stockholders may generally vote by one of the following methods:

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  By Mail.  If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card to your broker in pre-addressed envelope provided;

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  By Methods Listed on Your Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker, nominee or other holder of record; or

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  In Person With a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

        Q:    If I submit a proxy, how will it be voted?

        A:    When your proxy is properly completed, dated, executed and returned, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, including any proposal for adjournment, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under "Can I change my vote?"

        Q:    Can I change my vote?

        A:    You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person (please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy), (ii) advise our Corporate Secretary at our principal executive office (2029 Stierlin Court, Mountain View, California 94043) of your revocation in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone prior to the Annual Meeting (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

        Q:    What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

        A:    You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the holder of record of the shares giving you the right to vote those shares.

        Q:    What quorum is required for the Annual Meeting?

        A:    At the Annual Meeting, the presence in person or by proxy of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting. Shares represented by broker non-votes will be considered present and entitled to vote for quorum purposes.

        Q:    How are votes counted?

        A:    Each holder of shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of shares of Class B Common

Stock is entitled to 10 votes for each share of Class B Common Stock held as of the Record Date. The Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

        Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. "Plurality" means that the two individuals who receive the largest number of votes cast "for" are elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The ratification of independent registered public accountants and approval of the Stockholder Proposal each require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of each such proposal and have the same effect as a vote "against" the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.

        Q:    What are broker non-votes?

        A:    Broker non-votes are shares held by brokers that do not have discretionary authority to vote on non-routine matters and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter—the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors or the approval ofthe Stockholder Proposal, absent direction from you.

        Q:    Who will tabulate the votes?

        A:    LinkedIn has designated a representative of Broadridge Financial Solutions, Inc., as the Inspector of Election who will tabulate the votes.

        Q:    Who pays for the proxy solicitation process?

        A:    LinkedIn will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

        Q:    May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

        A:    You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy for our 2017 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the proposal must be received by us no later than December 27, 2016. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2017 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the one year anniversary of the mailing of the proxy statement for the 2016 Annual Meeting. If the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2017 Annual Meeting and no later than the later of (i) the 90th day prior to the date of the 2017 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2017 Annual Meeting is first made by LinkedIn. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee and the stockholder making the proposal or nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found in the Corporate Governance section of our Investor Relations webpage by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-and-financials/corporate-governance/default.aspx).

        Q:    What should I do if I get more than one proxy or voting instruction card?

        A:    Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate copies of the Notice for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are counted.

        Q:    How do I obtain a separate set of proxy materials or request a single set for my household?

        A:    We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

        If you wish to receive a separate Notice, proxy statement or annual report at this time, contact Broadridge Financial Solutions, Inc. by telephone at 866-540-7095 (inside or outside of the U.S.). If you wish to receive a separate annual report and a separate proxy statement in the future, you may contact Investor Relations, LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. You may also send a message to our Investor Relations department by email at investors@linkedin.com or on our website at investors.linkedin.com under "Contact Us" (https: //investors.linkedin.com/contact-us/default.aspx).

        If you are a stockholder who has multiple accounts in your name or you share an address with other stockholders and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker, if your shares are held in a brokerage account, or if you hold registered shares, by notifying either LinkedIn Investor Relations or Broadridge using the contact methods above.

        Q:    What if I have questions about lost stock certificates or need to change my mailing address?

        A:    You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        The Board is composed of seven members: A. George "Skip" Battle, Reid Hoffman, Leslie Kilgore, Stanley J. Meresman, Michael J. Moritz, David Sze and Jeffrey Weiner. Mr. Hoffman serves as Chair of our Board and Mr. Battle is our Lead Independent Director.

        Our Board has determined that Messrs. Battle, Meresman, Moritz and Sze and Ms. Kilgore, representing five of our seven directors, are "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange ("NYSE"). There are no family relationships between any director and an executive officer.

        The Board held seven meetings during fiscal year 2015. The Board also acted seven times by unanimous written consent. Each director attended at least 80% of the aggregate number of meetings of our Board and the committees on which such director served during fiscal year 2015. Our Board members are strongly encouraged, per our Corporate Governance Guidelines, to attend each annual meeting of stockholders, and all of our directors attended the 2015 Annual Meeting, either in person or telephonically.

Information about the Directors and Nominees

        In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the applicable class of directors is elected to serve until the third annual meeting following election or until their successors are duly elected and qualified. Set forth below is information regarding our directors and the nominees as of April 22, 2016:

Name	Age	Position	Director Since
Directors with terms expiring at the 2016 Annual Meeting (Class II)
A. George "Skip" Battle	72	Lead Independent Director	2010
Michael J. Moritz	61	Director	2011
Directors whose terms will expire at the 2017 Annual Meeting (Class III)
Reid Hoffman	48	Chair	2003
Stanley J. Meresman	69	Director	2010
David Sze	50	Director	2004
Directors whoses terms will expire at the 2018 Annual Meeting (Class I)
Leslie Kilgore	50	Director	2010
Jeffrey Weiner	46	Chief Executive Officer and Director	2009

Business Experience and Qualifications of Directors

  Nominees/Class II Directors (current term will expire at the 2016 Annual Meeting)

        A. George "Skip" Battle has served on our Board of Directors since February 2010 and was appointed as our Lead Independent Director in December 2010. Since his retirement, Mr. Battle has been serving on the boards of directors of various public and private companies. Mr. Battle is currently the chairman of the board of directors for Fair Isaac Corporation, an analytic products company, and is also a member of the board of directors for Netflix, Inc., an Internet television network, Expedia, Inc., an online travel reservations provider, and Workday, Inc., a company that provides enterprise cloud applications for human resources and finance. From December 2006 to July 2014, he served as a member of the board of directors of OpenTable, Inc., an online network connecting reservation-taking restaurants and people who dine at those restaurants, from June 1997 to December 2012 he served as a trustee of the Masters Select family of mutual funds, and from June 2005 until May 2011 he served as a member of the board of directors of Advent Software, Inc., a software and consulting company. From January 2004 to July 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., an Internet search engine company, and from December 2000 to January 2004 he served as Chief Executive Officer of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm's executive committee. He holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1968 and a B.A. in Economics from Dartmouth College, awarded in 1966. Mr. Battle was selected to serve on our Board of Directors and was nominated to continue serving as a director on our Board due, in part, to his extensive background in public accounting and auditing, as well as his experience in the Internet industry. Mr. Battle qualifies as an "audit committee financial expert" under Securities and Exchange Commission, or the SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        Michael J. Moritz has served on our Board of Directors since January 2011. Mr. Moritz has been a Managing Member of Sequoia Capital, a venture capital firm, since 1986, and has served as Chair of Sequoia Capital Operations, LLC since 2012. He currently serves as a director for Green Dot Corporation, a provider of general purpose reloadable pre-paid debit cards and as a director of several private companies. Mr. Moritz previously served as a director of a variety of companies, including Flextronics Ltd., Google Inc., PayPal, Inc., Yahoo! Inc., Zappos.com, Inc. and Kayak Software Corporation. Mr. Moritz holds an M.A. in Modern History from Christ Church, Oxford, awarded in 1976. Mr. Moritz was selected to serve on our Board and was nominated for re-election to our Board due, in part, to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies and service on the boards of directors of a range of public and private companies.

  Class III Directors (current term will expire at the 2017 Annual Meeting)

        Reid Hoffman is one of our co-founders and has served on our Board of Directors since March 2003. He was appointed Chair of our Board in December 2010. He has been a Partner at Greylock Partners, a venture capital firm, since November 2009. Mr. Hoffman serves on the board of directors for several private companies and non-profit organizations, including Edmodo, Kiva.org, and Mozilla Corporation. Previously, he served as our Chief Executive Officer from March 2003 to February 2007 and from December 2008 to June 2009. Mr. Hoffman also served as our President, Products from February 2007 to December 2008, and as our Executive Chair from June 2009 to November 2009. Mr. Hoffman served as a member of the board of directors of Zynga Inc., a public social gaming company, from January 2008 to June 2014. Prior to LinkedIn, Mr. Hoffman was Executive Vice President of PayPal Inc., an online payment company, from January 2000 to October 2002. Mr. Hoffman holds a Master's degree in Philosophy from Oxford University, awarded in 1993, and a B.S. in Symbolic Systems from Stanford University, awarded in 1990. Mr. Hoffman was selected to serve on our Board due to the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

        Stanley J. Meresman has served on our Board of Directors since October 2010. During the last five years, Mr. Meresman has served on the boards of directors of various public and private companies, including service as Chair of the audit committee for various companies. Mr. Meresman currently serves as a director of, and Chair of the Audit Committee for, Palo Alto Networks, Inc., a

leader in enterprise security, and as a director of several private companies. He served as a member of the board of directors of Zynga Inc. from June 2011 to June 2015, Meru Networks, Inc. from September 2010 to May 2013, and Riverbed Technologies, Inc. from March 2005 to May 2012. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1972, and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley, awarded in 1968. Mr. Meresman was selected to serve on our Board due, in part, to his background as Chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two publicly traded corporations. Mr. Meresman qualifies as an "audit committee financial expert" under SEC guidelines. In addition, his current and past service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        David Sze has served on our Board of Directors since September 2004. Mr. Sze is Senior Managing Partner at Greylock Partners, which he joined in 2000. He currently serves as a trustee of the Rockefeller University and on the boards of directors of several private companies. From April 2009 to June 2015, Mr. Sze served on the board of directors of Pandora Media, Inc., an Internet radio provider. Prior to Greylock Partners, Mr. Sze was Senior Vice President of Product Strategy at Excite and then Excite@Home. As an early employee at Excite, Mr. Sze also held roles as General Manager of Excite.com and Vice President of Content and Programming for the Excite Network. Prior to Excite, he was in product marketing and development at Electronic Arts, Inc. and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group. Mr. Sze holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1993, and a B.A. from Yale University, awarded in 1988. Mr. Sze was selected to serve on our Board due, in part, to his extensive background with Internet and technology companies.

  Class I Directors (current term will expire at the 2018 Annual Meeting)

        Leslie Kilgore has served on our Board of Directors since March 2010. Ms. Kilgore served as the Chief Marketing Officer (formerly Vice President of Marketing) of Netflix, Inc., an Internet television network, from March 2000 to February 2012, and has served as a member of the board of directors of Netflix since January 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a Brand Manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore currently serves on the boards of two private companies. Ms. Kilgore holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1992, and a B.S. from The Wharton School at the University of Pennsylvania, awarded in 1987. Ms. Kilgore was selected to serve on our Board due, in part, to her extensive experience in marketing and the consumer products industry. Ms. Kilgore qualifies as an "audit committee financial expert" under SEC guidelines.

        Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, and

DonorsChoose.org. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms' consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., a digital media and Internet experience company, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company's consumer-facing products. He is also a member of the advisory board at Venture For America and the advisory council at The Boys & Girls Clubs of the Peninsula. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania. Mr. Weiner was selected to serve on our Board due, in part, to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet industry.

Committees of the Board of Directors

        The Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

        The following chart details the membership of each standing committee, which is current as of April 22, 2016, and the number of meetings for each committee in fiscal year 2015.

Name of Director	Audit		Compensation		Governance and Nominating
A. George "Skip" Battle	M		M		C
Leslie Kilgore	M		C		M
Stanley J. Meresman	C		M		M
Number of Meetings in fiscal year 2015	8	*	5	**	4	***

  M = Member C = Chair

*
In addition to its eight meetings, the Audit Committee also acted one time by unanimous written consent.

**
In addition to its five meetings, the Compensation Committee also acted six times by unanimous written consent.

***
In addition to its four meetings, the Governance and Nominating Committee also acted one time by unanimous written consent.

  Audit Committee

        Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements, and our internal control function. Among other matters, our Audit Committee assists the Board in oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function, and the independent auditors' qualifications, independence and performance. The Audit Committee reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; is responsible for the engagement, retention and compensation of the independent auditors; oversees our internal audit function; oversees compliance with SEC and other legal and regulatory requirements; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K.

        The current members of our Audit Committee are Mr. Meresman, who is the Chair of the committee, Mr. Battle and Ms. Kilgore. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that all of the members of the Audit Committee are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the rules and regulations of the NYSE. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE including the enhanced independence requirements for Audit Committee members.

        The Audit Committee Report is included elsewhere in this proxy statement. A copy of the Audit Committee's written charter is available on our website in the Corporate Governance section of our Investor Relations webpage by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-and-financials/corporate-governance/default.aspx).

  Compensation Committee

        Our Compensation Committee adopts, amends, and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee provides oversight of and administers our equity compensation and equity incentive compensation plans and programs; annually evaluates, in consultation with the Board, the performance of our CEO, reviews and approves corporate goals and objectives relevant to the compensation of our CEO and other executives, including compensation plans, policies, programs and arrangements not available to employees, and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee is also responsible for making recommendations regarding director compensation to the full Board, taking into account their independence status.

        The current members of our Compensation Committee are Ms. Kilgore, who is the Chair of the committee, Mr. Battle and Mr. Meresman. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, including the enhanced independence requirements for compensation committee members. In addition all members are non-employee directors under Section 16 of the Exchange Act and outside directors under Section 162(m) of the Internal Revenue Code, or the Code.

        The Compensation Committee Report is included elsewhere in this proxy statement. A copy of the Compensation Committee's written charter is available on our website in the Corporate Governance section of our Investor Relations webpage by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-and-financials/corporate-governance/default.aspx).

  Governance and Nominating Committee

        Our Governance and Nominating Committee is responsible for, among other things, reviewing and making recommendations to the full Board regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates, the structure and composition of committees of our Board and stockholder Board nominations and proposals. In addition, our Governance and Nominating Committee oversees our corporate governance guidelines, reviews and makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, develops and periodically reviews succession planning for executives, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the board self-evaluation process.

        The current members of our Governance and Nominating Committee are Mr. Battle, who is the Chair of the committee, Ms. Kilgore and Mr. Meresman. All of the members of our Governance and Nominating Committee are independent under the rules and regulations of the NYSE.

        A copy of the Governance and Nominating Committee's written charter is available on our website in the Corporate Governance section of our Investor Relations webpage by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-and-financials/corporate-governance/default.aspx).

  Stockholder Recommendations

        Stockholders can nominate directors for our Board to the Governance and Nominating Committee by submitting a proposal to our Corporate Secretary at 2029 Stierlin Court, Mountain View, California 94043. Written submissions which include the following requirements will be forwarded to the Governance and Nominating Committee for review and consideration:

  •
  the nominee's name, age, business address and residence address;

  •
  the principal occupation or employment of the nominee;

  •
  the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;

  •
  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

  •
  a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders; and

  •
  any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

        In addition to these requirements, stockholder nominations must meet the other requirements set forth in our bylaws. For a description of the process for nominating directors in accordance with our bylaws, please see "May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?" in the section "Questions and Answers about the Proxy Materials and Our Annual Meeting" at the beginning of this proxy statement.

  Director Qualifications

        The Governance and Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity; and with respect to diversity, the Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

        The Governance and Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics set forth in the Governance and Nominating Committee Charter.

        Each director must ensure that other existing and anticipated future commitments do not materially interfere with the members' service as a director. Any employee director must submit his or her offer of resignation from the Board in writing upon termination of employment with the Company. Upon change of his or her principal employer, any non-employee director must submit his or her offer of resignation from the Board in writing to the Chair of the Governance and Nominating Committee. The Board, through the Governance and Nominating Committee, will determine whether to accept or reject such resignation and will make a recommend to the Board as to whether to accept or reject the offer of resignation, or whether other action should be taken.

  Identification and Evaluation of Nominees for Directors

        Our Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Governance and Nominating Committee regularly assesses the appropriate size and composition of our Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. All candidates, including those recommended by stockholders, are evaluated in light of the criteria above.

  Board Self-Evaluation

        Our Board performs an annual self-assessment, led by the Chair of our Governance and Nominating Committee, to, among other things, evaluate the effectiveness of the Board and its committees in fulfilling their respective obligations.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2015, Ms. Kilgore and Messrs. Battle and Meresman served on our Compensation Committee. None of the members of our Compensation Committee is or has at any time been one of our officers or was during fiscal year 2015 an employee of the Company. None of our executive officers currently serves or in the past year has served as a member of the Board or

Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate with our Board of Directors at the following address:

  The Board of Directors
  c/o Corporate Secretary
  LinkedIn Corporation
  2029 Stierlin Court
  Mountain View, CA 94043

        Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Corporate Governance Guidelines and Code of Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, charters of the committees of our Board, form the framework for our corporate governance. Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-andfinancials/corporate-governance/default.aspx). To the extent mandated by legal requirements, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements.

Board Leadership and Role in Risk Oversight

        We believe that our Board and committee structure provides strong overall management of the Company. While our Board Chair and Chief Executive roles are separate, our current Board Chair, Reid Hoffman, is not independent under NYSE rules given his holdings in and voting control over the Company. The Board determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors. The complementary roles of the Board Chair and the Lead Independent Director help to lead the Board effectively.

        The Board believes that Mr. Hoffman's service as Board Chair is appropriate and is in the best interests of the Board, the Company and its stockholders. He is a co-founder of the Company and, until 2009, he was an employee. He brings valuable insight given his tenure with us, as well as his knowledge of our industry. Our Lead Independent Director, Skip Battle, is independent under the NYSE rules and has deep technology and financial experience. Mr. Battle also has significant experience on the boards of directors of other public and private companies, specifically technology companies, at various stages of their development. Jeff Weiner, our CEO is also a director, which brings an internal perspective to our Board, and we have two directors that are affiliated with early investors in the Company who are very familiar with our business, culture and values. Our Lead Independent Director and two other independent directors, who all serve on our standing committees, provide perspectives from their own experience and expertise, which ensures that we have a broad range of backgrounds and viewpoints informing our Board and committees' decision-making and strategic thinking.

        Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management's risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. Our Board, including its committees, oversees risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as necessary.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with our business strategy, product innovation and sales road map, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability, business continuity and capacity.

Governance and Nominating Committee	Risks and exposures associated with director and management succession planning, corporate governance and overall Board effectiveness.
Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.

Director Compensation

        Neither Mr. Weiner nor Mr. Hoffman receives compensation for his service on the Board of Directors. In addition, given the value of the investments made by the funds with which Messrs. Moritz and Sze are affiliated as well as the internal policies of certain of those funds, to date, we have not provided them with compensation for their service on the Board. Messrs. Battle and Meresman, and Ms. Kilgore serve on each of the committees of our Board. On May 21, 2015, in connection with their service, our Board approved the grant of equity awards to each of them with a targeted value of $395,000 with 70% of the value in Restricted Stock Units ("RSUs") for shares of our Class A Common Stock, and 30% of the value in stock options for shares of our Class A Common Stock. Our Compensation Committee's valuation methodology provided that the number of RSUs was calculated using an average stock price for the month preceding the 2015 Annual Meeting, and the stock options were valued at a 2:1 ratio of options to RSUs. The grants of RSUs were made on June 3, 2015, the date of our 2015 Annual Meeting of Stockholders. The grants of stock options were made, and the exercise price of such stock options was equal to the closing price of the Company's Class A Common Stock, on August 3, 2015, the first trading day of an open trading window following our 2015 Annual Meeting. Given the value of this equity compensation, none of Messrs. Battle or Meresman or Ms. Kilgore receives cash compensation for their service on the Board of Directors. We reimburse our non-employee directors for reasonable expenses in connection with attendance at Board of Director and committee meetings.

  Director Equity Awards

        The following table sets forth information regarding the equity compensation granted to our non-employee directors during the fiscal year 2015.

Name	RSU Awards ($)(1)	Option Awards ($)(1)	Total Director Compensation ($)	RSU Awards (#)(2)	Option Awards (#)(3)
A. George "Skip" Battle(4)	297,697	88,513	386,210	1,396	1,197
Reid Hoffman(4)	—	—	—	—	—
Leslie Kilgore(4)	297,697	88,513	386,210	1,396	1,197
Stanley Meresman(4)	297,697	88,513	386,210	1,396	1,197
Michael Moritz(4)	—	—	—	—	—
David Sze(4)	—	—	—	—	—

(1)
The amounts included in the "RSU Awards" and "Option Awards" columns represent the aggregate grant date fair value of RSU awards and Option awards calculated in accordance with authoritative accounting guidance on stock-based compensation. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 12, 2016. Pursuant to our Compensation Committee's valuation methodology, at the time the grants were approved, the targeted value of the grants was $395,000.

(2)
RSU awards shown in the table above vest at a rate of 25% per quarter on August 15, 2015, November 15, 2015, February 15, 2016 and May 15, 2016.

(3)
The stock option awards in the table above vest at a rate of 8.33% each month beginning on June 3, 2015 through the earlier of, June 2, 2016, or the 2016 Annual Meeting of Stockholders.

(4)
At the end of fiscal year 2015, Mr. Battle held a total of 698 outstanding RSUs and a total of 4,075 outstanding options; Ms. Kilgore held a total of 698 outstanding RSUs and a total of 5,190 outstanding options; and Mr. Meresman held a total of 698 outstanding RSUs and a total of 5,190 outstanding options. Mr. Hoffman held no RSUs or options for his own account at the end of fiscal year 2015, but is Trustee of the Weiner 2012 Irrevocable Trust, which does have an interest in one of Mr. Weiner's options for Class B Common Stock—see footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" below. Messrs. Moritz and Sze held no outstanding RSUs or options at the end of fiscal year 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2016 as to (i) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock, (ii) each of the named executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o LinkedIn Corporation, 2029 Stierlin Court, Mountain View, California 94043.

        Applicable percentage ownership is based on 117,984,448 shares of Class A Common Stock and 15,560,088 shares of Class B Common Stock outstanding at March 31, 2016. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2016, and shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2016. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person.

	Class A Common Stock		Class B Common Stock†
					% of Total Voting Power#
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009(1)	—	—	14,678,356	93.2	53.3
T. Rowe Price Associates, Inc.(2)	9,410,966	8.0	—	—	3.4
Prudential Financial, Inc.(3)	6,847,019	5.8	—	—	2.5
Sands Capital Management Inc.(4)	6,604,158	5.6	—	—	2.4
Jennison Associates LLC(5)	6,561,011	5.6	—	—	2.4
Capital World Investors(6)	4,513,883	3.8	—	—	1.7
Named Executive Officers and Directors:
Jeffrey Weiner(7)	408,199	*	668,577	4.1	2.5
Steven Sordello(8)	96,204	*	129,095	*	*
Michael Callahan(9)	24,218	*	—	*	*
Michael Gamson(10)	34,610	*	109,663	*	*
J. Kevin Scott(11)	38,428	*	—	*	*
A. George "Skip" Battle(12)	16,932	*	5,554	*	*
Reid Hoffman(13)	—	—	14,678,356	93.2	53.3
Leslie Kilgore(14)	9,116	*	37,500	*	*
Stanley Meresman(15)	6,912	*	3,032	*	*
Michael Moritz(16)	671,620	*	—	*	*
David Sze(17)	30,908	*	—	*	*
All executive officers and directors as a group (12 persons)(18)	1,350,407	1.1	15,631,777	95.2	55.9

†
Options to purchase Class B Common Stock included in this table may be early exercisable, and to the extent such shares of Class B Common Stock are unvested as of a given date, such Class B Common Stock will remain subject to a right of repurchase held by us. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis, such that each holder of Class B Common Stock beneficially owns an equivalent number of Class A Common Stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*
Represents beneficial ownership of less than 1%.

(1)
Mr. Hoffman's ownership consists of 14,489,899 shares of Class B Common Stock owned by the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 ("Hoffman Trust"). Reid Hoffman retains sole voting and dispositive power over these shares. His ownership also includes 188,457 shares of Class B Common Stock issuable pursuant to fully-vested stock options exercisable within 60 days of March 31, 2016 that are held by the Weiner 2012 Irrevocable Trust, of which Mr. Hoffman is the Trustee. In August 2014, options exercisable for shares of Class B Common Stock were transferred from the beneficial ownership of Jeffrey Weiner, our CEO, to the Weiner 2012 Irrevocable Trust. Mr. Weiner has no pecuniary, dispositive or voting control of the options or underlying shares. Mr. Hoffman has sole voting and dispositive power over the shares held in the Weiner 2012 Irrevocable Trust, but he has no pecuniary interest therein and disclaims beneficial ownership of these shares. The address for Mr. Hoffman is 2029 Stierlin Court, Mountain View, CA 94043.

(2)
According to a Schedule 13(G)/A filed February 11, 2016, the 9,410,966 Class A Common Stock shares reported by T. Rowe Price Associates, Inc. ("TRP") are owned, or may be deemed to be beneficially owned, by TRP, an investment adviser, which holds sole voting power of 3,355,904 Class A Common Stock shares and sole dispositive power of 9,410,966 Class A Common Stock shares. The address for TRP is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
According to a Schedule 13(G)/A filed January 28, 2016, the 6,847,019 Class A Common Stock shares reported by Prudential Financial, Inc. ("Prudential") are owned, or may be deemed to be beneficially owned, by Prudential, the parent holding company, which holds sole voting and dispositive power of 538,613 Class A Common Stock shares, share voting power of 3,638,040 Class A Common Stock shares, and shared dispositive power of 6,308,406 Class A Common Stock shares. The 6,847,019 Class A Common Stock shares reported are owned, directly or indirectly, by Prudential or its investment advisors, The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Jennison Associates LLC, PGIM, Inc., or Quantitative Management Associates LLC. The address for these entities is 751 Broad Street, Newark, NJ 07102-3777.

(4)
According to a Schedule 13(G) filed February 16, 2016, the 6,604,158 Class A Common Stock shares reported by Sands Capital Management, LLC ("Sands") are owned, or may be deemed to be beneficially owned, by Sands, an investment adviser, which holds sole voting power of 4,736,497 Class A Common Stock shares and sole dispositive power of 6,604,158 Class A Common Stock shares. The address for Sands is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(5)
According to a Schedule 13(G)/A filed February 4, 2016, the 6,561,011 Class A Common Stock shares reported by Jennison Associates LLC ("Jennison"), are held as a result of Jennison's role as an investment adviser of several managed portfolios. Jennison may be deemed to be the beneficial owner of the Class A Common Stock. Jennison has sole voting power of 3,890,645 Class A Common Stock shares and shared dispositive power of 6,561,011 Class A Common Stock shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017

(6)
According to a Schedule 13(G) filed February 12, 2016, the 4,513,883 Class A Common Stock shares reported by Capital World Investors ("Capital") are owned, or may be deemed to be beneficially owned, by Capital, an investment adviser, which holds sole voting power and dispositive power of 4,513,883 Class A Common Stock shares. The address for Capital is 333 South Hope Street, Los Angeles, CA 90071.

(7)
Mr. Weiner's ownership consists of (i) 105,924 shares of Class A Common Stock held of record by the Weiner/Derouaux Revocable Trust, dated November 20, 2012 for which Mr. Weiner serves as the trustee ("Weiner/Derouaux Trust"); (ii) 13,029 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iii) 289,246 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; and (iv) 668,577 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016. His ownership does not include 188,487, shares of Class B Common Stock issuable pursuant to fully-vested stock options exercisable within 60 days of March 31, 2016 that are held by the Weiner 2012 Irrevocable Trust, of which Reid Hoffman, our Board Chair, is the trustee. In August 2014, options exercisable for shares of Class B Common Stock were transferred from the beneficial ownership of Mr. Weiner to the Weiner 2012 Irrevocable Trust. Mr. Weiner has no pecuniary, dispositive or voting control of the options or underlying shares. Mr. Hoffman has sole voting and dispositive power over the shares held in the Weiner 2012 Irrevocable Trust, but he has no pecuniary interest therein.

(8)
Mr. Sordello's ownership consists of (i) 40,710 shares of Class A Common Stock held of record by Steven Sordello & Susan Sordello Trust dated September 19, 2003 for which Mr. Sordello serves as the trustee ("Sordello Trust"); (ii) 6,081 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days March 31, 2016; (iii) 49,413 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; and (iv) 129,095 shares of Class B Common Stock, held of record by the Sordello Trust.

(9)
Mr.Callahan's ownership consists of (i) 5,563 shares of Class A Common Stock; and (ii) 4,333 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; and (iii) 14,322 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016.

(10)
Mr. Gamson's ownership consists of (i) 5,501 shares of Class A Common Stock; (ii) 5,553 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iii) 23,556 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; (iv) 106,668 shares of Class B Common Stock; and (v) 2,995 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016.

(11)
As required under applicable SEC disclosure rules, Mr. Scott is included in this table as a Named Executive Officer for 2015 on the basis of his 2015 compensation, but was not an executive officer through the end of 2015. While Mr. Scott is no longer considered an executive officer as of December 3, 2015, he remains employed by LinkedIn and is still a member of our executive team. Mr. Scott's ownership consists of (i) 4,709 shares of Class A Common Stock; and (ii) 9,329 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; and (iii) 24,390 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016.

(12)
Mr. Battle's ownership consists of (i) 12,608 shares of Class A Common Stock; (ii) 349 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iii) 3,975 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; and (v) 5,554 shares of Class B Common Stock.

(13)
Mr. Hoffman's ownership is through the Hoffman Trust, described above.

(14)
Ms. Kilgore's ownerships consists of (i) 3,677 shares of Class A Common Stock; (ii) 349 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iii) 5,090 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; and (iv) 37,500 shares of Class B Common Stock.

(15)
Mr. Meresman's ownership consists of (i) 1,473 shares of Class A Common Stock held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust UDT dated September 13, 1989 ("Meresman Trust"); (ii) 349 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iii) 5,090 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; and (iv) 3,032 shares of Class B Common Stock held of record by the Meresman Trust.

(16)
Mr. Moritz' ownership consists of 671,620 shares of Class A Common Stock held of record by The Maximus Trust dated March 19, 1996 for which Mr. Moritz serves as a trustee.

(17)
Mr. Sze's ownership consists of 30,908 shares of Class A Common Stock.

(18)
Consists of (i) 882,693 shares of Class A Common Stock beneficially owned by the current directors and executive officers; (ii) 423,296 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016; (iii) 44,418 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2016; (iv) 14,771,748 shares of Class B Common Stock; and (v) 860,029 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2016.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors consists of seven members. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At the 2016 Annual Meeting, two Class II directors will each be elected for three-year terms.

Nominees

        The Governance and Nominating Committee of the Board recommended, and the Board approved, A. George "Skip" Battle and Michael J. Moritz as nominees for election as Class II directors at the Annual Meeting. If elected, each of A. George "Skip" Battle and Michael J. Moritz will serve as directors until our annual meeting in 2019, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see "Information about the Directors and Nominees" above in this Proxy Statement.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of A. George "Skip" Battle and Michael J. Moritz. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

        Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non- votes will have no effect on the outcome of the vote.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the election of each of A. George "Skip" Battle and Michael J. Moritz as Class II directors.

 PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

        The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Deloitte & Touche LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees for Professional Services Rendered, Accrued for or Billed by Deloitte & Touche LLP during Fiscal Years 2015 and 2014 (in thousands).

	FiscalYear
	2015	2014
Audit Fees(1)	$4,257	$3,605
Audit-Related Fees	29	38
Tax Fees	1,567	1,494
All Other Fees	35	28
Total	$5,888	$5,165

(1)
Reflects the fees approved by LinkedIn and billed or to be billed by Deloitte & Touche LLP with respect to services performed for the audit and other services for the applicable fiscal year.

        "Audit Fees" consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our acquisitions in 2014 and 2015, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

        "Audit-Related Fees" consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."

        "Tax Fees" consisted of professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

        "All Other Fees" consisted of permitted services other than those that meet the criteria above and include accounting subscriptions.

        Pre-approval Policy.    The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre- approve all audit and non-audit services performed by the Company's independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants' independence. In fiscal years 2015 and 2014, all fees identified above under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees" that were billed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with SEC requirements.

        The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice, by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for fiscal year 2016. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote "against" the ratification of Deloitte & Touche LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2016.

 PROPOSAL THREE:
STOCKHOLDER PROPOSAL — BOARD REPORT TO SHAREHOLDERS
ON PLANS TO INCREASE GENDER AND RACIAL DIVERSITY ON THE BOARD

        We have been advised that New York State Comptroller as trustee of the New York State Common Retirement Fund, intends to submit the proposal set forth below at our annual meeting.

  WHEREAS:

        LinkedIn Corporation (the "Company") has only one female director and no female Named Executive Officers.

        In its August 2012 report on board diversity and corporate performance, Credit Suisse Research Institute stated "the Sarbanes-Oxley Act of 2002 in the USA and the Higgs Review of Corporate Governance in 2003 in the UK called for significant changes to the composition of corporate boards. Both called for greater balance on the board to off-set the relative lack of independent advice and to reduce the homogeneity of the directors" (emphasis added).

        We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board.

        Research confirms a strong business case for such diversity on corporate boards. For example, Credit Suisse Research Institute links board gender diversity to higher returns on equity, lower leverage, higher price/book ratios, and improved growth prospects.

        According to an October 2014 PricewaterhouseCoopers survey of institutional investors representing more than $11 trillion in managed assets, "Nine in 10 investors believe that boards should be revisiting their director diversity policies, and 85% believe that doing so will require addressing underlying impediments."

  RESOLVED:

        Shareholders request that the Board report to shareholders by September 2016, at reasonable expense and omitting proprietary information, on plans to increase gender and racial diversity on the Board, including an assessment of the effectiveness of such efforts. The report should include a description of what steps, if any, the Board and/or the Nominating Committee has taken or plans to take:

  1.
  Include women and racial minority candidates in the pool from which Board nominees are chosen; and

  2.
  Expand director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and non-profit organization.

        The requested report should also address:

  •
  Changes to the Nominating Committee Charter to include a requirement to consider the Board's gender and racial diversity in identifying director candidates.

  •
  The number of women and racial minorities in the candidate pool within the past 3 years.

  •
  Any challenges to increasing diversity identified by the Board and any plans to address them.

  SUPPORTING STATEMENT:

        We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company's success. Further, director diversity helps ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

        In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.

The Company's Response

        The Board has carefully considered the stockholder proposal submitted by the New York State Comptroller as trustee of the New York State Fund Common Retirement Fund and has determined to make no recommendation either in favor of or opposed to the foregoing proposal.

        LinkedIn values workforce inclusion and has developed several initiatives and partnerships to help us achieve even greater diversity. Some of those initiatives include partnerships with organizations such as YearUp, the Anita Borg Institute, Management Leadership for Tomorrow, and Out & Equal Workplace Advocates. We work with these organizations to expand opportunities at LinkedIn and beyond for a diverse and broad population of potential employees. True inclusion is something that can only be achieved through a workforce that reflects the rich diversity of our member base, and this is something we strive to do in all of our hiring, advancement and retention efforts.

        While our Board of Directors has determined not to make a recommendation either in favor of or opposed to the foregoing proposal, we believe that our current practices do support board diversity. Our Corporate Governance Guidelines and our Governance and Nominating Committee charter provide that diversity be considered by our Governance and Nominating Committee when evaluating potential new Board members, and the mix of viewpoints and experience we want to have represented.

        This proposal was submitted by the same stockholder to the 2015 Annual Meeting of Stockholders. It did not receive a majority of the vote when giving effect to the voting power of the Class A and Class B shares present at the meeting and entitled to vote and was, accordingly, not approved. In addition, and as a point of information, the proposal did not receive the vote of a majority of the shares present and entitled to vote for either the Class A or Class B Common Stock without regard to voting power.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the Stockholder Proposal. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote "Against" the Stockholder Proposal. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors makes no recommendation regarding this proposal.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

        Set forth below is information regarding our executive officers and other significant employees as of April 22, 2016.

Name	Age	Position
Jeffrey Weiner(1)	46	Chief Executive Officer and Director
Steven Sordello(1)	46	Senior Vice President and Chief Financial Officer
Michael Callahan(1)	47	Senior Vice President, General Counsel and Secretary
Michael Gamson(1)	41	Senior Vice President, Global Solutions
Patricia Wadors(1)	51	Senior Vice President, Global Talent Organization
J. Kevin Scott(2)	44	Senior Vice President, Engineering and Operations
Shannon Stubo(2)	41	Senior Vice President, Marketing & Corporate Communications

(1)
Messrs Weiner, Sordello, Callahan and Gamson, and Ms. Wadors are our executive officers.

(2)
Mr.Scott and Ms. Stubo are considered significant employees and are members of our executive team.

        Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. He served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms' consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., a digital media and Internet experience company, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company's consumer- facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions and DonorsChoose.org. He is also a member of the advisory board at Venture For America and the advisory council at The Boys & Girls Clubs of the Peninsula. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.

        Steven Sordello has served as our Senior Vice President and Chief Financial Officer since January 2011. He served as our Chief Financial Officer from July 2007 to January 2011. Prior to LinkedIn, Mr. Sordello was Chief Financial Officer of TiVo, Inc., a manufacturer of digital video recorders, from August 2006 to July 2007, where he was part of the management team that helped lead TiVo to its first quarter of profitability. Prior to TiVo, Mr. Sordello served in several roles, including as Chief Financial Officer at Ask Jeeves, Inc., an Internet search engine company, from May 1999 to October 2005 when it was acquired by IAC/InterActiveCorp. Mr. Sordello has also worked in senior finance roles at Adobe Systems Incorporated, a leading software company, and Syntex Corporation, a pharmaceuticals company (acquired by Roche Pharmaceuticals). Mr. Sordello serves on the board of directors of Atlassian Corporation Plc, a provider of team collaboration and productivity software, and Cloudera Inc., a provider of enterprise analytic data management solutions. Mr. Sordello also serves on the board of trustees of Santa Clara University. He holds an M.B.A. and a B.S. in Business from Santa Clara University.

        Michael Callahan is an executive officer and has served as our Senior Vice President, General Counsel and Secretary since April 2016. He served as our Vice President, General Counsel and Secretary from July 2014 to April 2016. Prior to LinkedIn, Mr. Callahan served as Executive Vice President, Chief Legal Officer at Auction.com LLC, a leading online real estate marketplace, from January 2013 to July 2014. Prior to Auction.com, Mr. Callahan served as Executive Vice President, General Counsel and Secretary at Yahoo! Inc., from April 2007 to July 2012, and from December 1999 to April 2007, he served in increasingly senior legal roles at Yahoo!. He also worked in business and legal capacities at Electronics for Imaging, Inc. Mr. Callahan began his legal career with Skadden, Arps, Slate, Meagher & Flom LLP. He serves as a member of the board of directors of the Georgetown Technology Alliance. He holds a J.D. from the University of Connecticut and a B.S. from Georgetown University—School of Foreign Service.

        Michael Gamson is an executive officer and has served as our Senior Vice President, Global Solutions since January 2011. He served as our Vice President of Sales for our Hiring Solutions business from June 2008 to January 2011, and as our General Manager of LinkedIn Research Network from September 2007 to June 2008. Prior to LinkedIn, from January 1999 to August 2007, Mr. Gamson served in several roles at Advent Software, Inc., a provider of enterprise software for investment managers, including most recently as Director of Product Marketing from April 2004 to August 2007. Mr. Gamson serves as a director of several private companies and holds a B.A. in Comparative Religions and Fine Arts from Amherst College.

        Patricia Wadors has served as an executive officer since February 2016 and as our Senior Vice President, Global Talent Organization since March 2015. She served as our Vice President, Global Talent Organization from February 2013 to March 2015. Prior to LinkedIn, from April 2010 to February 2013, Ms. Wadors was Senior Vice President of Human Resources at Plantronics, Inc., a manufacturer and marketer of lightweight communication headsets for consumer markets, responsible for leading the company's facilities and human resources programs across all of its worldwide offices. During that time, Ms. Wadors also served as the HR Executive Advisor to Twitter from August 2011 to August 2012. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo!, Chief Human Resources Officer at Align Technologies, and held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in Business Administration from Ramapo College, with a major in Human Resources Management and a minor in Psychology.

        J. Kevin Scott is a significant employee and member of our executive team and has served as our Senior Vice President, Engineering and Operations since November 2013. He served as our Senior Vice President, Engineering from February 2012 until November 2013, and as our Vice President, Engineering from February 2011 to February 2012. Prior to LinkedIn, from June 2010 to February 2011, Mr. Scott was a Senior Engineering Director at Google Inc., an Internet search and advertising company, responsible for overseeing mobile ads engineering. Prior to that, from July 2007 to June 2010, Mr. Scott was VP Engineering/Operations at AdMob, a mobile advertising company. Mr. Scott serves as a director of several private companies. He holds an M.S. in Computer Science from Wake Forest University and a B.S. in Computer Science from Lynchburg College.

        Shannon Stubo is a significant employee and member of our executive team and has served as our Senior Vice President, Marketing and Corporate Communications since May 2015. She served as our Senior Vice President, Global Corporate Communications from March 2015 to May 2015, and as our Vice President, Corporate Communications from September 2010 to March 2015. Prior to LinkedIn, Ms. Stubo served as Senior Director, Corporate Communications at OpenTable, Inc. from September 2008 to September 2010. Prior to OpenTable, Inc., Ms. Stubo served as Vice President, Corporate Communications at eBay Inc. from December 2006 to May 2008 and from October 2001 to December 2006, she served in increasingly senior corporate communications roles at eBay. She also worked in communications capacities at Yahoo! Inc. and at Intuit Inc. Ms. Stubo serves as an advisory board member of several private companies.

        Each executive officer or significant employee serves at the discretion of our Board of Directors and holds office until their successor is duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors, executive officers, or other significant employees.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2015 for the following executive officers, who we refer to as the "Named Executive Officers":

  •
  Jeffrey Weiner, our Chief Executive Officer (our "CEO");

  •
  Steven Sordello, our Senior Vice President and Chief Financial Officer (our "CFO");

  •
  Michael Callahan, our Senior Vice President, General Counsel and Secretary;

  •
  Michael Gamson, our Senior Vice President, Global Solutions; and

  •
  J. Kevin Scott, our Senior Vice President, Engineering and Operations.

        Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the "Compensation Committee") arrived at the specific compensation policies and decisions involving our executive team, including the Named Executive Officers, during 2015.

        As required under applicable SEC disclosure rules, we have included in this Compensation Discussion and Analysis a discussion of the compensation paid to J. Kevin Scott who is included as a Named Executive Officer for 2015 on the basis of his 2015 compensation, but was not an executive officer through the end of 2015. While Mr. Scott is no longer considered an executive officer as of December 3, 2015, he remains employed by LinkedIn and is still a member of our executive team. Unless otherwise noted, references to Named Executive Officers in this Compensation Discussion and Analysis include Mr. Scott's service and compensation with respect to the full 2015 fiscal year.

Executive Summary

        We are the world's largest professional network on the Internet with over 400 million members in over 200 countries and territories as of December 31, 2015. We believe we are the most extensive, accurate and accessible network focused on professionals. Our value proposition for members and customers is simple: connect to opportunity. Members use our platform to stay connected and informed, advance their career and work smarter.

  2015 Business Highlights

        Our revenue and members continued to grow in 2015, producing strong financial and operational results, and achieved between the "target" and "excellence" performance levels for several of the operational measures we use to evaluate our business. These accomplishments were reflected in the following results for 2015:

  •
  Total net revenue was approximately $2.99 billion, representing an increase of more than 35% as compared to approximately $2.2 billion in 2014;

  •
  Adjusted EBITDA was approximately $780 million, or 26% of revenue, as compared to approximately $592 million, or 27% of revenue in 2014;1

1
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non GAAP financial measures, including adjusted EBITDA. For a full reconciliation of net income and adjusted EBITDA, please see page 50 of our Annual Report accompanying this Proxy Statement.

  •
  Registered member growth to approximately 414 million as of December 31, 2015, or a 19% increase, as compared to 347 million as of December 31, 2014;

  •
  An increase in unique visiting members to approximately 98 million as of December 31, 2015, or a 13% increase, as compared to approximately 87 million as of December 31, 2014; and

  •
  Member page view growth to approximately 143 billion as of December 31, 2015, or a 31% increase, as compared to approximately 109 billion as of December 31, 2014.

  2015 Executive Compensation Highlights

        Our executive compensation program emphasizes long-term value creation that correlates with the growth of sustainable long-term value for our stockholders as well as motivates and rewards the members of our executive team, including the Named Executive Officers. In 2015, we made the following compensation decisions:

  •
  Base Salary:  We increased the base salaries of the members of our executive team, including the Named Executive Officers, in amounts ranging from 5% to 11%, including an adjustment of 11% for our CEO, to compensate them appropriately given their level of performance and align base salaries with the desired position within the competitive market.

  •
  Annual Cash Bonus Payouts:  We paid annual cash bonuses to the members of our executive team, including the Named Executive Officers, to reward achievement of the corporate performance objectives under our 2015 Executive Bonus Program (as defined below). Bonus payouts were approximately 155% of base salary paid during 2015 to our CEO and averaged approximately 97% of base salary paid during 2015 to our other Named Executive Officers, which reflected 103.5% of our target incentive levels based on company performance and achievement at or beyond our target performance levels for the majority of the financial and operational measures used in our 2015 Executive Bonus Program.

  •
  Equity Awards:  We granted restricted stock unit ("RSU") awards that may be settled for shares of our Class A Common Stock and options to purchase shares of our Class A Common Stock to the members of our executive team, including the Named Executive Officers. For 2015, we believed a mix of options and RSU awards would best achieve our retention objectives and align the interests of our executive team with the interests of our stockholders by motivating their efforts to increase stockholder value. These awards were granted in recognition of our strong financial and operational performance as well as to satisfy our retention objectives in a highly competitive market.

  Executive Compensation Policies and Practices

        We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

  •
  Independent Compensation Committee.  Our Compensation Committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns.

  •
  Annual Executive Compensation Review.  Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-

    related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our Company.

  •
  Performance-Based Compensation.  Our executive compensation program is designed so that a portion of compensation is performance-based, and therefore "at risk," dependent upon corporate performance, as well as equity- based to align the interests of our executive officers with our stockholders. The overall performance and contribution of the executive is also considered in determining each individual's compensation.

  •
  No Perquisites or Special Benefits.  The members of our executive team participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. We do not provide any perquisites or other personal benefits to the members of our executive team that are not provided to our other employees.

  •
  No Tax Reimbursements.  We do not provide any tax reimbursement payments (including "gross-ups") on any perquisites, other personal benefits or change in control or severance payments or benefits.

  •
  Multi-Year Vesting Requirements.  The equity awards granted to our executive team, including the Named Executive Officers, vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

  •
  "Double-Trigger" Change-in-Control Arrangements.  There are no payments and benefits that are payable solely as a result of a change in control of the Company. All change-in-control payments and benefits are based on a "double-trigger" arrangement (that is, they require both a change in control of our Company plus an involuntary termination of employment before payments and benefits are paid).

  •
  Stock Ownership Guidelines.  We maintain stock ownership guidelines for our Section 16 executive officers, which encourages each of them to retain a specified amount of our equity securities.

  •
  Hedging and Pledging Prohibited.  We prohibit our employees, including the members of our executive team, and the members of our Board of Directors, from hedging or pledging our common equity securities, and we also prohibit the use of our common equity securities in margin accounts.

Executive Compensation Philosophy

        We operate in a new and rapidly evolving market. To succeed in this environment, we must continually refine our business model, foster the viral growth of our member base, increase the level of engagement of our members, develop and update new and existing products and solutions and expand our international operations. To achieve these objectives, we need a highly talented team of high-performing professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

        We believe that to attract, retain and motivate high-performing employees, including the Named Executive Officers, we must continue to foster our unique corporate culture, which serves as the basis on which we hire, evaluate and reward the performance of our employees.

        From our values and culture, we have developed the following principles to guide the design and operation of our executive compensation program, which aims to:

  •
  support, attract and retain the best talent;

  •
  support a high-performance culture by rewarding excellence and achievement;

  •
  recognize and retain top-performing talent via differentiated rewards and opportunities; reinforce alignment with our Company's values (in particular, a focus on excellence and an attitude of ownership);

  •
  create alignment with our Company's long-term performance; and

  •
  provide an opportunity for each member of our executive team, to share in the success we create together.

Executive Compensation Program Design

        We offer cash compensation in the form of base salaries and annual bonuses under our Executive Bonus Compensation Plan. Base salary is designed to reward individual contributions, as well as critical skills and technical expertise, and to compensate the members of our executive team for their day-to-day responsibilities. Our annual bonus program is designed to motivate achievement of our shorter-term financial and operational objectives. In addition, a significant portion of our executive compnesation program consists of equity awards in the form of both options to purchase shares of our Class A Common Stock and RSU awards that may be settled for shares of our Class A Common Stock. Our Compensation Committee continues to believe that emphasis on the equity component of executive compensation best achieves our retention objectives and aligns the interests of the members of our executive team, including the Named Executive Officers, with the interests of our stockholders by motivating their efforts to increase stockholder value.

Compensation-Setting Process

  Role of Compensation Committee

        Our Compensation Committee is responsible for overseeing executive compensation matters, including determining and approving the ongoing compensation arrangements for the members of our executive team. Pursuant to its charter, which is available at http://investors.linkedin.com/governance.cfm, our Compensation Committee is responsible for evaluating, approving and reviewing the compensation policies, practices, plans and arrangements for the members of our executive team, including the Named Executive Officers, and overseeing our cash-based and equity-based compensation plans. Our Compensation Committee has the right to delegate certain of its authority, but to date, it has not done so.

        Each year, our Compensation Committee conducts a review of our executive compensation program and related policies and practices. As part of this review process, our Compensation Committee applies our values and the objectives as described above, together with consideration for the levels of compensation that we believe are appropriate given our profile in the marketplace as well as the demand for the members of our executive team by competitors and other companies, to ensure that the compensation of the members of our executive team remains competitive and that we are meeting our retention objectives. When making compensation decisions, our Compensation Committee also carefully considers the compensation levels among the various members of our executive team and its objective of establishing reasonable and appropriate internal peer position relationships, as well as the potential cost to us if we were required to find a replacement for an individual executive officer.

        In determining the compensation of the members of our executive team, including the Named Executive Officers, for 2015, our Compensation Committee and its compensation consultant reviewed and considered various market data presented by our management and its advisor, Compensia, Inc., a national compensation consulting firm that provides executive compensation advisory services ("Compensia"), as well as our overall strategic business plan. This market data was used primarily as a reference point for measuring the competitive marketplace, and was considered by our Compensation Committee in determining executive compensation as described in more detail below.

  Role of Management

        In carrying out its responsibilities, our Compensation Committee works with members of our management, including our CEO. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data on compensation matters and management's perspective and recommendations on compensation matters for our employees in general. In 2015, our talent team and Compensia prepared an analysis of the level of and mix between cash and equity compensation for the members of our executive team compared to the competitive market (as determined using compensation survey data and publicly-available data from our compensation peer group (as discussed below)). Our Compensation Committee then used this information as a reference in its deliberations on specific compensation actions and decisions.

        Typically, our CEO attends meetings of our Compensation Committee and will provide input and make recommendations regarding compensation matters, including the compensation of the members of our executive team. While our Compensation Committee solicits and reviews our CEO's recommendations and proposals with respect to compensation-related matters for our employees, including the other members of our executive team, it uses these recommendations and proposals as one factor in making compensation decisions. Our CEO is not present for and does not participate in discussions or decisions regarding his own compensation. With respect to our CEO's compensation, the Chair of our Board of Directors, who is not a member of our Compensation Committee, provides input to our Compensation Committee, including his evaluation of our CEO's performance and possible adjustments to his compensation levels.

  Role of Compensation Consultant

        Compensia has been engaged by and serves as an advisor to management. Compensia reviews the compensation arrangements of the members of our executive team and generally provides support for our analysis of compensation data and formulation of recommendations for executive compensation actions and decisions. Compensia also often presents market information and data to our Compensation Committee. Further, our Compensation Committee works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses.

        In 2015, our Compensation Committee engaged Vareo Advisors, LLC ("Vareo") as its compensation consultant to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Vareo serves at the direction and discretion of our Compensation Committee. Vareo did not perform services for the Company other than for our Compensation Committee in 2015.

        In 2015, Vareo performed the following services for our Compensation Committee:

  •
  advised on proposed executive compensation packages in the context of market and best practices;

  •
  advised on the reasonableness of assumptions and data presented by management and Compensia regarding executive compensation; and

  •
  advised on our equity award strategy in the context of market and best practices.

        Vareo also attended all but one of our Compensation Committee meetings during 2015.

        Our Compensation Committee has assessed the independence of Vareo, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the New York Stock Exchange listing standards, and has concluded that no conflict of interest exists with respect to the work Vareo performs for our Compensation Committee and that Vareo is independent under Exchange Act Rule 10C-1 and the New York Stock Exchange listing standards.

  Competitive Positioning

        In the course of its deliberations on executive compensation matters, our Compensation Committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to the 2015 compensation of the members of our executive team, including the Named Executive Officers, our Compensation Committee reviewed an analysis of competitive market data derived from the companies in the following compensation peer group (which was approved by our Compensation Committee in September 2014):

ActivisionBlizzard, Inc.	Intuit, Inc.	TripAdvisor, Inc.
Adobe Systems, Inc.	Netflix, Inc.	Twitter, Inc.
AOL, Inc.	Pandora Media, Inc.	VMware, Inc.
Expedia, Inc.	priceline.com, Inc.	WorkDay, Inc.
Facebook, Inc.	Red Hat, Inc.	Yahoo!, Inc.
Groupon, Inc.	salesforce.com, Inc.	Zynga, Inc.
IAC/InterActive Corp.	Tesla Motors, Inc.

        This compensation peer group was used as a reference in the course of our Compensation Committee's review of our executive compensation program and decisions regarding the compensation for the members of our executive team for 2015.

        In determining the compensation peer group for 2015, we focused primarily on three specific categories of companies:

  •
  technology companies based in the United States;

  •
  consumer Internet companies in the United States; and

  •
  technology companies in the San Francisco Bay Area.

        We also considered the revenue, market capitalization and earnings before interest, taxes, depreciation and amortization ("EBITDA") levels of these companies, and determined that a compensation peer group consisting of companies with revenue and EBITDA levels both above and below our own revenue and EBITDA levels was appropriate. Our Compensation Committee believed that including companies with higher revenue and EBITDA levels than ours was appropriate due to our historical and recent strong growth. The compensation peer group includes a combination of Internet, enterprise and technology companies where, as a result of strong growth, the scope and complexity of the peer companies' senior executive positions were comparable to the scope and complexity of our executive positions. In addition, the compensation peer group includes companies which have experienced strong growth rates in the period following their initial public offerings. The 2015 compensation peer group included the following modifications to the 2014 compensation peer group: removal of Riverbed Technology, Inc. (due to it being acquired) and the addition of Twitter, Inc. as it reflected the above selection criteria.

        Our Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, our Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that our Compensation Committee considers, however, in making its decisions with respect to the compensation of the members of our executive team, including the Named Executive Officers.

  Role of Stockholder Advisory Vote on Executive Compensation

        At our Annual Meeting of Stockholders in June 2015, we held a non-binding advisory stockholder vote on the compensation of the Named Executive Officers, commonly referred to as a "Say-on-Pay" vote. Our stockholders approved the compensation of the Named Executive Officers, with over 75% of the votes cast by stockholders voted in favor of our 2015 Say-on-Pay proposal. As our Compensation Committee has evaluated our executive compensation policies and practices since that vote, it has been mindful of the support our stockholders expressed for our executive compensation philosophy and program through this vote. As a result, following the annual review of our executive compensation program, our Compensation Committee has retained our general approach to executive compensation.

        Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers, commonly referred to as a "Say-When-on-Pay" vote, conducted at our Annual Meeting of Stockholders in June 2012, our Board of Directors determined that we will hold our Say-on-Pay votes on a triennial basis (that is, once every three years).

        We will hold our next "Say-on-Pay" vote and our next "Say-When-on-Pay" vote in 2018.

Executive Compensation Program Components

  Base Salary

        In February 2015, our Compensation Committee reviewed the base salaries of the members of our executive team, including the Named Executive Officers, and made adjustments to the base salaries of our executives to reflect market-competitive positions that are reflective of our compensation peer group. In determining the size of these adjustments, our Compensation Committee considered a number of factors, including each executive's performance, past and expected future contributions to the Company, responsibilities, experience, prior base salary level, our Company's anticipated strong growth rate, internal equity, competitive market data and the recommendations of our CEO (except with respect to his own base salary).

        The adjustments to the base salaries of the Named Executive Officers, which were effective on March 22, 2015, were as follows:

Named Executive Officer	2014 Annualized Base Salary ($)	2015 Annualized Base Salary ($)	Percentage Adjustment
Jeffrey Weiner	900,000	1,000,000	11%
Steven Sordello	500,000	550,000	10%
Michael Callahan	475,000	500,000	5%
Michael Gamson	500,000	550,000	10%
J. Kevin Scott	550,000	600,000	9%

        The actual base salaries paid to the Named Executive Officers during 2015 are set forth in the "2015 Summary Compensation Table."

  Annual Cash Bonuses

        In March 2015, our Compensation Committee approved terms and conditions for 2015 bonuses (the "2015 Executive Bonus Program") under our Executive Bonus Compensation Plan, which was approved by our stockholders in June 2014. The 2015 Executive Bonus Program applied to all of the members of our executive team, including the Named Executive Officers. Consistent with our historical practices, the 2015 Executive Bonus Program was designed to motivate and reward the members of our executive team for their efforts to achieve the financial and operational objectives reflected in our annual operating plan, including our member growth and engagement goals. As contemplated under the 2015 Executive Bonus Program, and as required under our Executive Bonus Compensation Plan, our Compensation Committee established target bonus opportunities for each of the members of our executive team that would be payable based upon our level of achievement with respect to our corporate performance measures for the year.

  Target Bonus Opportunities

        Our Compensation Committee set the target bonus opportunities for the members of our executive team, including the Named Executive Officers, under the 2015 Executive Bonus Program as a percentage of each executive officer's base salary. These target bonus opportunities were set after reviewing an analysis of the current market practices of the companies in the compensation peer group for similar positions and are intended to reward our best talent appropriately along typical market practices for achieving our business objectives.

        The target bonus opportunity of our CEO was set at 150% of his base salary, the target bonus opportunities of Messrs. Sordello, Gamson and Scott were set at 100% of their base salaries and the target bonus opportunity of Mr. Callahan was set at 75% of his annual base salary. Further, the maximum bonus payout of each Named Executive Officer was capped at 150% of each of their respective target bonus opportunities.

  Bonus Pool Funding and Performance Measures

        For purposes of funding the 2015 Executive Bonus Program, our Compensation Committee established a "bonus pool" to be funded on the basis of our actual level of achievement as measured against the corporate financial and operational performance objectives selected for the year.

        The funding of the bonus pool (and, consequently, the payout of each executive officer's bonus) was based entirely on our level of achievement under certain specified corporate performance measures.

        For purposes of the 2015 Executive Bonus Program, our Compensation Committee established the following five corporate performance measures, weighted at the percentages noted below:

  •
  revenue (33.34%);

  •
  adjusted EBITDA (33.33%);

  •
  net member signups (11.11%);

  •
  unique visiting members (11.11%); and

  •
  member page views (11.11%).

        For purposes of the 2015 Executive Bonus Program, "revenue" was calculated as reflected in our audited financial statements for 2015 and "adjusted EBITDA" was calculated based on our full-fiscal year net income as reflected in our audited financial statements, adjusted to exclude income tax provision, depreciation and amortization, stock-based compensation expense and interest and other income and expenses. The operational performance measures (net member signups, unique visiting members and member page views) are measures of member growth and engagement, which our Compensation Committee believes is the key to our long-term success.

        In the past, we had used total registered members as one of the metrics to measure performance, but in 2015, we modified that metric so we measured net member signups, which is the number of new registered members that have signed up for the year. Further, our measurement of member page views does not include page views of the Slideshare site, which is a LinkedIn brand.

        In addition, the financial performance measures (revenue and adjusted EBITDA) are important indicators of our ability to monetize our solutions and achieve profitability. We use adjusted EBITDA, a non-GAAP financial measure, as one of our performance measures because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. Each of the corporate performance measures was weighted based on our Compensation Committee's belief that each was critical to achieving our strategic and operational objectives for 2015, but the financial measures should represent a larger proportion of the measurement of achievement of our objectives than the non-financial measures.

        For each performance measure, our Compensation Committee approved a threshold, target and excellence performance level that would contribute to the funding of the bonus pool. The bonus pool was funded at the average percentage of all of the corporate performance measures. If our performance for 2015 for any measure was below the threshold performance level, the bonus pool would not be funded with respect to that measure. Bonus payments would be made at 50% for performance meeting the threshold performance level, 100% for performance meeting the target performance level and 150% for performance meeting the excellence performance level. For performance achievement between the threshold and target performance levels, and between the target and excellence performance levels, bonus payments would be interpolated on a straight-line basis, up to a maximum of 150% for any measure. Our Compensation Committee believed that the achievement of the target performance levels for each measure would require excellent leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the year.

  2015 Bonus Decisions

        In February 2016, the size of the bonus pool and the bonus payments were determined based on our performance during 2015, pursuant to the 2015 Executive Bonus Program. Our Compensation Committee determined that we had achieved 103.5% overall funding as reflected in the table below, based on our performance as compared to the corporate performance measures. This percentage was used to establish the size of the bonus pool available to the members of our executive team, including the Named Executive Officers.

Corporate Performance Measure	Plan Weight	Threshold (0.5x)	Target (1.0x)	"Excellence" (1.5x)	2015 Actual	Final Payment	Weighted Average
Revenue (in millions)	33.34%	$2,820	$2,985	$3,150	$2,991	102%	33.9%
Adjusted EBITDA (in millions)	33.33%	$750	$800	$900	$780	80%	26.7%
Net Member Signups (in billions)	11.11%	53	57	62	67	150%	16.7%
Unique Visiting Members (in millions)(1)	11.11%	95	100	105	100	100%	11.1%
Member Page Views (in billions)(2)	11.11%	121	135	146	143	136%	15.2%

Total Executive Bonus Plan Funding Percentage							103.5%

(1)
Unique visiting members reflect fourth quarter average for 2015.

(2)
Member Page Views are total Member Page Views for 2015 less Slideshare.

        Since all of the members of our executive team participated in the 2015 Executive Bonus Program, the funds allotted to the plan were allocated to these individuals in addition to the Named Executive Officers. In March 2016, the following bonus payments were made to the Named Executive Officers for 2015 pursuant to the 2015 Executive Bonus Program:

Named Executive Officer	Base Salary Paid During 2015 ($)(1)	Target Bonus Opportunity (as a percentage of base salary paid in 2015)	Bonus Pool Funding	Actual Bonus Payment ($)
Jeffrey Weiner	966,538	150%	103.5%	1,500,551
Steven Sordello	532,692	100%	103.5%	551,337
Michael Callahan	488,750	75%	103.5%	379,392
Michael Gamson	532,692	100%	103.5%	551,337
J. Kevin Scott	582,115	100%	103.5%	602,489

(1)
Base salaries were adjusted effective March 22, 2015. Accordingly, the total base salary paid to each of the Named Executive Officers during 2015 reflects payments made at the 2014 rate until the adjustment, and at the 2015 rate thereafter.

        The cash bonuses paid to the Named Executive Officers for 2015 are also set forth in the "2015 Summary Compensation Table."

  Equity Compensation

        We grant a combination of options to purchase shares of our Class A Common Stock and RSU awards that may be settled for shares of our Class A Common Stock to deliver long-term incentive compensation to the members of our executive team, including the Named Executive Officers, as these equity awards balance stock price growth, stock price volatility, competitive market practice and stockholder value alignment.

        Consistent with our compensation objectives, we believe this approach aligns the incentives of the members of our executive team with the long-term interests of our stockholders and allows them to participate in any future appreciation in our Company's Class A Common Stock. In addition, these awards serve as an effective retention tool as they vest based on continued service over time.

        In February 2015, our Compensation Committee granted equity awards to the members of our executive team to incentivize them and also in recognition of our strong corporate performance and their individual performance in 2014. In exercising its discretion to set the size of these awards, our Compensation Committee also took into consideration the following factors:

  •
  each individual executive officer's role and the scope of his or her responsibilities;

  •
  his or her past performance and expected future contributions;

  •
  his or her current vested and unvested equity holdings; and

  •
  internal equity considerations, based on the actual and potential equity awards of the other members of our executive team.

        Further, in the case of our CEO, our Compensation Committee took into consideration his importance to our Company. In determining the size of his equity awards, our Compensation Committee was influenced by these factors as well as its desire to provide him with a long-term incentive opportunity that would be comparable to our compensation peer group if he were successful in leading our executive team and Company.

        In February 2015, after reviewing the equity awards granted to the executives holding comparable positions at the companies in our compensation peer group, as well as its assessment of our 2014 performance and the other factors described above, our Compensation Committee approved grants of equity awards to the Named Executive Officers in the table below, with 70% of the award value being granted in the form of an RSU award that may be settled for shares of our Class A Common Stock and 30% of the award value being granted in the form of an option to purchase shares of our Class A Common Stock. Consistent with past practice, our Compensation Committee's valuation methodology provided that the number of RSUs was calculated using an average stock price for the month in which the awards were approved, and the stock options were valued at a 2:1 ratio of options to RSUs.

Named Executive Officer	Restricted Stock Unit Awards for Shares of Class A Common Stock (number of shares)	Options to Purchase Shares of Class A Common Stock (number of shares)	Target Value of Equity Awards ($)
Jeffrey Weiner	48,519	41,588	18,000,000
Steve Sordello	17,521	15,018	6,500,000
Michael Callahan	4,852	4,159	1,800,000
Michael Gamson	17,521	15,018	6,500,000
J. Kevin Scott	28,303	24,260	10,500,000

        Our Compensation Committee selected this equity award mix after considering several factors, including its recognition of our need to continue to motivate the members of our executive team during an anticipated period of strong growth and volatility, as well as its desire to manage our annual equity use. The RSU awards vest in equal quarterly installments over four years. The options vest and become exercisable in equal monthly installments over 48 months.

        The grant date fair value of the equity awards granted to the Named Executive Officers during 2015 are set forth in "2015 Summary Compensation Table" and the "2015 Grants of Plan-Based Awards Table."

  Welfare and Other Employee Benefits

        We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2015, we matched 50% of the total contributions made to the plan by our employees (not to exceed 50% of the employee's maximum employee deferral allowed by the Code). We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

        The members of our executive team, including the Named Executive Officers, are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

  Perquisites and Other Personal Benefits

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to the members of our executive team, including the Named Executive Officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Offer Letters

        The initial terms and conditions of employment for each of the Named Executive Officers are set forth in a written employment offer letter.

        Each of these agreements was approved on our behalf by our Board of Directors or our Compensation Committee, as applicable. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

        In filling these executive positions, our Board of Directors or our Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or our Compensation Committee, as applicable, was sensitive to the need to integrate new individuals into the compensation structure of our executive team that it was seeking to develop, balancing both competitive and internal equity considerations.

        Each of these employment offer letters provides for "at will" employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual cash bonus opportunity and a recommendation for an equity award for shares of our Class A Common Stock.

        For a summary of the material terms and conditions of these employment offer letters with each of the Named Executive Officers, see "Offer Letter Agreements."

Post-Employment Compensation

        Our Compensation Committee has adopted a standardized approach to the provision of payments and benefits to the members of our executive team, including the Named Executive Officers, in the event of an involuntary termination of employment following a change in control of our Company to make these benefits consistent among our executive officers who have these arrangements. Specifically, this approach provides for the following payments and benefits in the event of an involuntary termination of employment following a change of control of our Company:

  •
  a cash payment in an amount equal to the executive's current annual base salary and target bonus opportunity for 12 months;

  •
  full vesting of all outstanding equity awards for our CEO, CFO and General Counsel, and 50% vesting of all outstanding equity awards for the other Named Executive Officers; and

  •
  continuation of health care benefits for a period of 12 months.

        We believe that these arrangements will help the Named Executive Officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

        The payments and benefits payable under these arrangements in the event of a change in control of our Company are subject to a "double trigger," meaning that both a change in control of our Company and an involuntary termination of employment in connection with such transaction are required. In other words, the change in control of our Company does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of the Named Executive Officer is terminated without "cause" (or the Named Executive Officer resigns for "good reason") during a specified period preceding and following the change in control. We believe that a "double trigger" arrangement maximizes stockholder value because it prevents an unintended windfall to the Named Executive Officers in the event of a change in control of our Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of our Company in which they believe they may lose their jobs.

        In addition, if the employment of our CEO is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control of our Company, he will be eligible to receive certain severance payments and benefits.

        For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as the post-employment payments and benefits which the Named Executive Officers are eligible to receive, see "Potential Payments upon Termination and Upon Termination Following Change in Control."

Other Compensation Policies

  Stock Ownership Guidelines

        Under our Corporate Governance Guidelines, we maintain stock ownership guidelines, which provide that:

  •
  our CEO should hold an amount of equity equal to the lesser of (1) seven times the amount of his annualized base salary and (2) 50,000 shares of our Class A or Class B Common Stock; and

  •
  our other Section 16 executive officers, including the other Named Executive Officers, should hold an amount of equity equal to the lesser of (1) two times the amount of each of his or her annualized base salary and (2) 5,000 shares of our Class A or Class B Common Stock.

        For purposes of the guidelines, equity that is considered owned includes shares of either our Class A or Class B Common Stock, vested, in-the-money options to purchase shares of our Class A or Class B Common Stock, and any other shares of our common equity securities in which the executive officer holds a beneficial interest.

        There is a five-year phase-in period for executive officers who are subject to the guidelines and joined our Company after the establishment of the guidelines. Compliance with the guidelines is measured annually at December 31. As of December 31, 2015, all of our executive officers were in compliance with the applicable guidelines.

  Equity Award Grant Policy

        Our equity award grant policy, which addresses the timing of the grant of equity awards, provides that, among other things, options to purchase shares of our Class A Common Stock and RSU awards that may be settled for shares of our Class A Common Stock may be approved by our Compensation Committee at any time, but if granted during a closed trading window, the exercise price per share of the options must be at least equal to the closing price of our Class A Common Stock on The New York Stock Exchange at the close of the regular trading session on the first day following the opening of our trading window.

  Compensation Recovery Policy

        Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Derivatives Trading, Hedging and Pledging Policy

        Our insider trading policy prohibits the trading of derivatives in, and the hedging or pledging of, our common equity securities by our employees, including the members of our executive team, and the members of our Board of Directors.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is "qualified performance-based compensation" within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of options to purchase shares of our common equity securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non- employee directors and certain other conditions are satisfied.

        While mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the members of our executive team in a manner that can best promote our corporate objectives, which our Compensation Committee believes aligns our executive officers' interests with our stockholders' interests, and thus is in the best interests of our stockholders. While, our Compensation Committee intends to qualify the incentive compensation paid to the covered executive officers under the "qualified performance-based compensation" exemption from the deduction limit under Section 162(m), it is not required to do so when it believes such action is in the best interests of our Company. Our 2015 Executive Bonus Program qualified as "performance-based compensation" under the exemption from the deduction limit under Section 162(m).

        In approving the amount and form of compensation for our executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent and in the best interests of our Company.

  Taxation of "Parachute" Payments and Nonqualified Deferred Compensation

        We did not provide any of the members of our executive team, including any Named Executive Officer, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a "gross-up" or other reimbursement.

        Sections 280G and 4999 of the Code provide that executive officers and members of our Board of Directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our

Company that exceeds certain prescribed limits, and that our Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.

        Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A.

  Accounting for Stock-Based Compensation

        Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board of Directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of stock-based compensation awards.

        ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities and RSU awards that may be settled for shares of our common equity securities, based on the grant date "fair value" of these awards. The application of ASC Topic 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

        ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that a member of our executive team, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though the members of our executive team, other employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

COMPENSATION-RELATED RISK

        Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices that apply to both the members of our executive team and our employees generally to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2015, at the direction of our Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs and their related policies is not reasonably likely to have a material adverse effect on our Company.

 COMPENSATION COMMITTEE REPORT

        Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, our Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this Proxy Statement.

Respectfully submitted by:
Leslie Kilgore (Chair) A. George "Skip" Battle Stanley J. Meresman

2015 Summary Compensation Table

        The following table summarizes the compensation that we paid to or was earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the fiscal year 2015. We refer to these executive officers in this proxy statement as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey Weiner	2015	966,538	12,964,277	4,298,461	1,500,551	130,154	19,859,981
Chief Executive Officer(4)	2014	825,000	10,238,523	3,237,730	1,332,000	3,900	15,637,153
	2013	583,750	18,709,690	28,678,729	1,094,531	4,664	49,071,364
Steven Sordello	2015	532,692	4,681,611	1,552,233	551,337	65,386	7,383,259
Senior Vice President &	2014	485,000	4,207,713	1,330,593	513,930	3,900	6,541,136
Chief Financial Officer(5)	2013	417,500	3,454,031	5,435,781	501,000	4,664	9,812,976
Michael Callahan	2015	488,750	1,296,454	429,867	379,392	36,238	2,630,701
Vice President, General	2014	205,224	6,757,628	2,130,549	170,849	2,078	9,266,328
Counsel and Secretary(6)
Michael Gamson	2015	532,692	4,681,611	1,552,233	551,337	69,586	7,387,459
Senior Vice President,	2014	481,250	4,207,713	1,330,593	510,600	4,227	6,534,383
Global Solutions(7)	2013	403,750	2,014,837	3,297,827	484,500	5,241	6,206,155
J. Kevin Scott	2015	582,115	7,562,562	2,507,470	602,489	38,518	11,293,154
Senior Vice President,	2014	518,750	6,311,365	1,995,814	552,225	3,900	9,382,054
Engineering & Operations(8)	2013	403,750	2,014,837	3,371,437	484,500	4,663	6,279,187

(1)
Restricted stock awards and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock award is measured based on the closing price of our Class A Common Stock on the date of grant. For more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 13 of the Notes to our Consolidated Financial Statements included in our 2015 Annual Report on Form 10-K filed on February 12, 2016.

(2)
The amounts included in the "Non-Equity Incentive Plan Compensation" column represent the amounts earned and payable under the stockholder-approved Executive Bonus Compensation Plan in 2015. Amounts for 2014 and 2013 were paid under a bonus plan established by our Compensation Committee for each such year.

(3)
Includes $9,000 as matching contributions to each executive's account under our 401(k) plan.

(4)
In addition to the items disclosed in footnote (3) above, in 2015, Mr. Weiner also received $121,154 as a cash-out of his accrued vacation time as we transitioned to an unaccrued, unlimited time-off policy for all exempt U.S. employees (the "Vacation Cash-Out"). His current annual salary is $1,000,000.

(5)
In addition to the items disclosed in footnote (3) above, in 2015, Mr. Sordello also received $56,386 as a Vacation Cash-Out. His current annual salary is $550,000.

(6)
In addition to the items disclosed in footnote (3) above, in 2015, Mr. Callahan also received $27,238 as a Vacation Cash-Out. He joined the Company in July 2014. His current annual salary is $500,000.

(7)
In addition to the items disclosed in footnote (3) above, in 2015, Mr. Gamson also received (i) travel for his spouse in connection with a Company event (and related gross-up) and (ii) $52,811 as a Vacation Cash-Out. His current annual salary is $550,000.

(8)
In addition to the items disclosed in footnote (3) above, in 2015, Mr. Scott also received $29,518 as a Vacation Cash-Out. He is no longer considered an executive officer as of December 3, 2015. He remains employed by LinkedIn and is still a member of our executive team.

Grants of Plan-Based Awards in 2015

        The following table provides information regarding grants of incentive plan-based awards made during fiscal year 2015, to each of our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Equity Grants(2)
Name	Grant Date	Name of Plan(3)	Threshold	Target	Maximum ("Stretch")	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey Weiner	2/27/15	2011	—	—	—	48,519	—	—	12,964,277
	2/27/15	2011	—	—	—	—	41,588	267.20	4,298,461
	3/20/15	EBCP	724,904	1,449,808	2,174,712	—	—	—	—
Steven Sordello	2/27/15	2011	—	—	—	17,521	—	—	4,681,611
	2/27/15	2011	—	—	—	—	15,018	267.20	1,552,233
	3/20/15	EBCP	266,346	532,692	799,039	—	—	—	—
Michael Callahan	2/27/15	2011	—	—	—	4,852	—	—	1,296,454
	2/27/15	2011	—	—	—	—	4,159	267.20	429,867
	3/20/15	EBCP	183,281	366,563	549,844	—	—	—	—
Michael Gamson	2/27/15	2011	—	—	—	17,521	—	—	4,681,611
	2/27/15	2011	—	—	—	—	15,018	267.20	1,552,233
	3/20/15	EBCP	266,346	532,692	799,039	—	—	—	—
J. Kevin Scott	2/27/15	2011	—	—	—	28,303	—	—	7,562,562
	2/27/15	2011	—	—	—	—	24,260	267.20	2,507,470
	3/20/15	EBCP	291,058	582,115	873,173	—	—	—	—

(1)
Amounts in the "Estimated Future Payouts Under Non- Equity Incentive Plan Awards" column relate to amounts payable under the 2015 terms and conditions of our Executive Bonus Compensation Plan at the time the grants of awards were made. The threshold column assumes the achievement of either of the corporate or individual performance components at the threshold level. The target column assumes the achievement for both of the corporate and individual performance components at the target level. The maximum or "stretch" column assumes the achievement for both of the corporate and individual performance components at the stretch level. Each of the threshold, target and stretch amounts is based on actual salary paid, rather than annualized salary. The actual amounts paid to our Named Executive Officers are set forth in the "2015 Summary Compensation Table" above and the calculation of the actual amounts paid is discussed more fully in "Executive Compensation—Compensation Discussion and Analysis—Cash Bonuses" above.

(2)
Restricted stock units and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes- Merton option pricing model. The fair value of each restricted stock unit is measured based on the closing price of our Class A Common Stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 13 of the Notes to our Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K filed on February 12, 2016.

(3)
2011 refers to the 2011 Equity Incentive Plan. EBCP refers to grants made under the 2015 terms and conditions of our Executive Bonus Compensation Plan.

Outstanding Equity Awards at 2015 Fiscal Year-End

        The following table provides information regarding outstanding options and restricted stock units held by our Named Executive Officers as of December 31, 2015, the last day of our fiscal year.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That have not Vested ($)(1)
Jeffrey Weiner	2/24/2009	(2)	677,250	—	2.32	2/24/2019	—	—
	3/1/2013	(3)	219,520	109,761	170.46	3/1/2023	34,300	7,720,244
	2/28/2014	(4)	19,712	23,299	204.04	2/28/2024	28,226	6,353,108
	2/27/2015	(5)	7,797	33,791	267.20	2/27/2025	39,422	8,873,104
Steven Sordello	3/1/2013	(6)	29,127	31,663	170.46	3/1/2023	10,132	2,280,511
	2/28/2014	(4)	8,101	9,575	204.04	2/28/2024	11,600	2,610,928
	2/27/2015	(5)	2,815	12,203	267.20	2/27/2025	14,236	3,204,239
Michael Callahan	8/4/2014	(7)	10,130	18,474	202.50	8/4/2024	22,943	5,164,010
	2/27/2015	(5)	779	3,380	267.20	2/27/2025	3,943	887,490
Michael Gamson	2/16/2011	(8)	5,495	—	19.63	2/16/2021	—	—
	3/1/2013	(9)	5,910	29,551	170.46	3/1/2023	9,604	2,161,668
	2/28/2014	(10)	8,101	9,575	204.04	2/28/2024	12,889	2,901,056
	2/27/2015	(5)	2,815	12,203	267.20	2/27/2025	14,236	3,204,239
J. Kevin Scott	12/15/2011	(11)	—	—	—	—	4,375	984,725
	3/1/2013	(12)	—	35,461	170.46	3/1/2023	11,820	2,660,446
	2/28/2014	(10)	12,151	14,362	204.04	2/28/2024	19,333	4,351,472
	2/27/2015	(5)	4,548	19,712	267.20	2/27/2025	22,997	5,176,165

(1)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2015, which was $225.08.

(2)
Fully-vested at 2013 Fiscal Year-End. The Weiner 2012 Irrevocable Trust, of which Reid Hoffman, our Board Chair is the trustee, has an interest in this option award. See footnote 1 to the table "Security Ownership of Certain Beneficial Owners and Management" above.

(3)
Option vests 1/48th of the shares monthly, beginning April 1, 2013. RSU vests 1/16th of the shares on May 15, 2013, then quarterly thereafter for three years.

(4)
Option vests 1/48th of the shares monthly, beginning February 28, 2014. RSU vests 1/16th of the shares on May 15, 2014, then quarterly thereafter for three years.

(5)
Option vests 1/48th of the shares monthly, beginning March 1, 2015. RSU vests 1/16th of the shares on May 15, 2015, then quarterly thereafter for three years.

(6)
Option vests 1/48th of the shares monthly, beginning January 1, 2014. RSU vests 1/16th of the shares on February 15, 2014, then quarterly thereafter for three years.

(7)
Option vests 25% after one year, beginning July 28, 2014, then monthly thereafter for three years. RSU vests 1/16th of the shares on August 15, 2015, then quarterly thereafter for three years.

(8)
Fully-vested at 2015 Fisclal Year-End. Option vests 25% after one year, beginning February 16, 2011, then monthly thereafter for three years.

(9)
Option vests 1/48th of the shares monthly, beginning April 1, 2015. RSU vests 1/16th of the shares on May 15, 2015, then quarterly thereafter for three years.

(10)
Option vests 25% after one year, beginning February 28, 2014, then monthly thereafter for three years. RSU vests 25% on May 15, 2015, then quarterly thereafter for three years.

(11)
RSU vests 25% on May 15, 2013, then quarterly thereafter for three years.

(12)
Option vests 1/48th of the shares monthly, beginning January 1, 2016. RSU vests 1/16th of the shares on February 15, 2016, then quarterly thereafter for three years.

Option Exercises and Stock Vested in 2015

        The following table summarizes the value realized by our Named Executive Officers on option awards exercised and restricted stock units vested during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Weiner	139,250	34,069,255	74,082	16,516,930
Steven Sordello	—	—	19,757	4,431,074
Michael Callahan	—	—	11,337	2,296,381
Michael Gamson	60,000	13,028,140	13,234	2,732,460
J. Kevin Scott	12,501	2,803,244	25,655	5,442,829

(1)
The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits and Nonqualified Deferred Compensation

        We do not offer any defined benefit pension plans or nonqualified deferred compensation plans.

Offer Letter Agreements

  Jeffrey Weiner

        We entered into an offer letter agreement with Jeffrey Weiner, our Chief Executive Officer, dated September 9, 2009, as amended in January and May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Weiner's current annual base salary is $1,000,000, and he is eligible to earn bonus compensation under our Executive Bonus Compensation Plan, which is targeted at 150% of his base salary. The offer letter agreement provides that, in the event Mr. Weiner is either involuntarily terminated without cause or is constructively terminated (in each case, as defined in the offer letter agreement), each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Weiner. The offer letter agreement also provides that if Mr. Weiner is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control, Mr. Weiner will be entitled to receive his base salary for six months, reimbursement for payments for continuing health coverage for six months, and continued vesting of the shares under Mr. Weiner's outstanding equity awards for three months following such termination.

  Steven Sordello

        We entered into an offer letter agreement with Steven Sordello, our Senior Vice President and Chief Financial Officer, dated June 14, 2007, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Sordello's current annual base salary is $550,000, and he is eligible to receive bonus compensation under our Executive Bonus Compensation Plan, which is targeted at 100% of his base salary. The offer letter agreement provides that, in the event Mr. Sordello is either involuntarily terminated without cause or is constructively terminated (in each case, as defined in the offer letter agreement), each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Sordello.

  Michael Callahan

        We entered into an offer letter agreement with Michael Callahan, our Senior Vice President, General Counsel and Secretary, in July 2014. The offer letter has no specific term and constitutes at-will employment. Mr. Callahan's current annual base salary is $500,000, and he is eligible to earn bonus compensation under our Executive Bonus Compensation Plan, which is targeted at 100% of his base salary. We also entered into a change of control agreement with Mr. Callahan in July 2014. The agreement provides that, in the event Mr. Callahan is either involuntarily terminated without cause or is constructively terminated (in each case, as defined in the offer letter agreement), each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Callahan.

  Michael Gamson

        We entered into an offer letter with Michael Gamson, our Senior Vice President, Global Solutions, in July 2007. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Gamson's current annual base salary is $550,000, and he is eligible to earn bonus compensation under our Executive Bonus Compensation Plan, which is targeted at 100% of his base salary. We also entered into a change of control agreement with Mr. Gamson in May 2011. The agreement provides that, in the event Mr. Gamson is either involuntarily terminated without cause or is constructively terminated (in each case, as defined in the offer letter agreement), each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Gamson.

Potential Payments Upon Termination and Upon Termination Following Change in Control

  Potential Payments Upon Termination Apart From a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to Jeffrey Weiner if his employment had been terminated by us without cause or had been constructively terminated on December 31, 2015 pursuant to Mr. Weiner's offer letter agreement. No other named executive officer was eligible for benefits during 2015 in the event of termination of employment, other than in connection with a change in control.

Name	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Jeffrey Weiner(2)	500,000	4,112,998	12,038	4,625,036

(1)
Represents value of accelerated vesting of restricted stock units and stock options. Stock option value is the difference between the fair market value on December 31, 2015 and the exercise price of a stock option multiplied by the number of shares underlying the option subject to acceleration. The fair market value of our Class A Common Stock on December 31, 2015 was $225.08.

(2)
As of December 31, 2015, 25,869 shares underlying stock options and 13,028 shares underlying restricted stock units were subject to acceleration.

  Potential Payments Upon Termination Following a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to our Named Executive Officers pursuant to each of their offer letter and change of control agreements if their employment had been terminated by us without cause or had been constructively terminated, each within 12 months following a change in control consummating on December 31, 2015.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance ($)(1)	Benefit Continuation ($)	Restricted Stock Units ($)(2)	Stock Options ($)(3)	Total ($)
Jeffrey Weiner	2,500,000	24,076	22,946,456	6,485,357	31,955,889
Steven Sordello	1,100,000	24,076	8,095,677	1,930,891	11,150,644
Michael Callahan	875,00	24,076	6,051,501	417,143	7,367,720
Michael Gamson	1,100,000	24,076	4,133,482	907,767	6,165,325
J. Kevin Scott	1,200,000	24,076	6,586,404	1,119,528	8,930,008

(1)
Cash severance payment consists of annual base salary and bonus at December 31, 2015.

(2)
For each Named Executive Officer the estimated benefit amount of unvested restricted stock units was calculated by multiplying the number of unvested restricted stock units by the closing price of our Class A Common Stock on December 31, 2015, which was $225.08.

(3)
For each Named Executive Officer the estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable Named Executive Officer by the difference between the exercise price of the option and the closing price of our Class A Common Stock on December 31, 2015, which was $225.08.

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 31, 2015. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Class of Common Stock	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted- average Exercise Price of Outstanding Options and Rights ($)(1)	Common Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	Class A	7,470,647	194.6347	2,082,792
Equity compensation plans approved by stockholders(3)	Class B	1,146,112	7.5097	—
Equity compensation plans not approved by stockholders	Class B	N/A	N/A	N/A

Total	Class A and Class B	8,616,759	$106.5486	2,082,792

(1)
The weighted average exercise price excludes restricted stock units which have no exercise price.

(2)
Includes options to purchase a total of 1,288,623 shares and restricted stock units representing 6,182,024 shares of our Class A Common Stock outstanding under our 2011 Plan. Excludes options to purchase a total of 147,782 shares and restricted stock units representing 3,012 shares of our Class A Common Stock outstanding under equity plans that we assumed in the course of certain acquisitions.

(3)
Includes options to purchase a total of 1,146,112 shares of our Class B Common Stock outstanding under our 2003 Plan.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exceptions noted below.

  •
  A late Form 4 report was filed by Michael Gamson, our Senior Vice President, Global Solutions to report a sale of 1,084 Class A Common Stock due to an administrative oversight.

        In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

        We have adopted a written policy regarding the review and approval of related party transactions. Any transaction in which LinkedIn is a participant, and any executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, would have a direct or indirect interest and in which the amount involved exceeds $120,000, must be presented to our Audit Committee for review, consideration and approval or ratification. In approving or rejecting any such transaction, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. Our Audit Committee has considered and approved or ratified each of the transactions described below as being reasonable and fair to LinkedIn.

Related Person Transactions

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, in which we were a participant, and in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and Named Executive Officers are described elsewhere in this proxy statement and are not considered related person transactions for these purposes.

Michael J. Moritz & Sequoia Capital

        Michael J. Moritz is a member of our Board, Chairman of Sequoia Capital Operations, LLC ("Sequoia Capital") and a managing member of several investment funds managed by affiliates of Sequoia Capital. In November 2013, the Company entered into an agreement to create LinkedIn CN Limited, a joint venture (the "JV") with Dragon Networking and SCCV IV Success HoldCo. Ltd., an affiliate of Sequoia Capital, collectively (the "Partners") to engage in the investment, organization, management and operation of a professional social network in the People's Republic of China, or PRC. In May 2015, pursuant to the agreements entered into in connection with the formation of the JV, each of the Partners contributed $10.0 million in cash in exchange for equity interests in the JV in the form of preferred shares. Following this transaction, the Company and each Partner owned approximately 65% and 12.5% of the fully diluted equity interests in the JV, respectively. In July 2015, the JV entered into a promissory note with its subsidiary ("LinkedIn China") for up to $15 million to supplement LinkedIn China's working capital. In December 2015, a PRC entity owned by the Partners entered into a revolving loan agreement with LinkedIn China for up to approximately $30 million to help fund LinkedIn China's business operations. Mr. Moritz was not involved in the negotiation of these arrangements.

        In 2015, Sequoia Capital and Sequoia Capital China purchased approximately $136,000 of services and products from LinkedIn in the ordinary course of business. The relationship between LinkedIn and Sequoia was not negotiated by Mr. Moritz and was conducted on an arm's length basis.

Steven Sordello & Armanino LLP

        Steven Sordello is our Senior Vice President, Finance and Chief Financial Officer. His brother, David Sordello is a partner with Armanino LLP. In fiscal 2015, we purchased approximately $309,000 of services from Armanino for tax compliance and consulting services in the ordinary course of business. The relationship between LinkedIn and Armanino LLP was negotiated by neither Messrs. Sordello and was conducted on an arm's length basis.

Michael Callahan & The Progressive Corporation

        Michael Callahan is our Senior Vice President, Legal, General Counsel and Corporate Secretary. His brother, Patrick Callahan, is President, Personal Lines Group for The Progressive Corporation. In fiscal 2015, the Progressive Casualty Insurance Company, a subsidiary of The Progressive Corporation, purchased approximately $287,000 of services and products from LinkedIn in the ordinary course of business. The relationship between LinkedIn and Progressive Casualty Insurance Company was negotiated by neither Messrs. Callahan, pre-dated their becoming executive officers of either LinkedIn or The Progressive Corporation, and was conducted on an arm's length basis.

LinkedIn For Good Foundation

        In March 2012, we formally established our LinkedIn For Good (LIFG) program. The mission of LIFG is to create economic opportunity for underserved communities, connecting them to the networks, skills, and opportunities they need to succeed. The program includes a donor-advised fund that we set up through the Silicon Valley Community Foundation, a non-profit organization. To date, we have donated approximately $3.16 million to this fund, including $1.67 million in 2015. We have donated $282,000 in 2016 and intend to donate an additional $1.15 million over the remainder of the year. These funds are used primarily to support youth employment programs and nonprofits championed by employees. Three members of our executive team serve as advisors to the LIFG program, in addition to an advisory board composed of 13 of our non-executive employees. These individuals, in addition to the LIFG staff, oversee LIFG's employee and philanthropic activities and work with the Silicon Valley Community Foundation on the administration of LIFG grants. The LIFG program also sponsors employee volunteerism, supports veterans initiatives in the U.S., and helps nonprofits find skilled volunteers and board members through the LinkedIn platform. We are not the beneficiary of the LIFG donor-advised fund activities, and so we do not consolidate its activities (which are administered by the Silicon Valley Community Foundation) with our results.

 AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent accountants, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard AS 130, Communications with Audit Committees, in Release No. 2015-002 and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

        Based on the Audit Committee's review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted by:

Stanley J. Meresman (Chair)
A. George "Skip" Battle
Leslie Kilgore

OTHER BUSINESS

        The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

        Please see the discussion of "householding" under "How do I obtain a separate set of proxy materials or request a single set for my household?" in the section "Questions and Answers about the Proxy Materials and Our Annual Meeting" at the beginning of this proxy statement.

INCORPORATION BY REFERENCE

        The information contained above under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LinkedIn specifically incorporates it by reference into such filing.

MAP AND DIRECTIONS TO
THE COMPUTER HISTORY MUSEUM
1401 N. SHORELINE BLVD.,
MOUNTAIN VIEW, CALIFORNIA 94043

From San Francisco—Traveling South on Highway 101:

        Take the Shoreline Blvd. exit from South 101 and turn left and cross the freeway onto N. Shoreline Blvd. The Computer History Museum will be on the right before the corner of N. Shoreline Blvd. and Pear Ave.

From San Jose—Traveling North on Highway 101:

        Take the Shoreline Blvd. exit from North 101 and turn right onto N. Shoreline Blvd. The Computer History Museum will be on the right before the corner of N. Shoreline Blvd. and Pear Ave.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LINKEDIN CORPORATION 2029 STIERLIN COURT MOUNTAIN VIEW, CA 94043 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following Class II nominees: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 A. George "Skip" Battle 02 Michael J. Moritz The Board of Directors recommends you vote FOR proposal 2: 2Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of LinkedIn Corporation for the fiscal year ending December 31, 2016. For 0 For 0 Against 0 Against 0 Abstain 0 Abstain 0 The Board of Directors makes no recommendation regarding proposal 3: 3Stockholder proposal regarding a report to stockholders for plans to increase racial and gender diversity on our Board. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000289865_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com LINKEDIN CORPORATION Annual Meeting of Stockholders June 9, 2016 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Michael Callahan and Steven Sordello, or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of LINKEDIN CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 9, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted: "FOR" the nominees; "FOR" proposal 2; and "ABSTAIN" for proposal 3. Continued and to be signed on reverse side 0000289865_2 R1.0.1.25